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                                                                    Exhibit 99.1

                              [company news logo here]

Isle Of Capri Casinos, Inc. Commences Debt Tender Offer And Consent Solicitation

     BILOXI, Miss., March 15 /PRNewswire/ -- Isle of Capri Casinos, Inc. (Nasdaq: ISLE) announced today that it is commencing a tender offer and consent solicitation for any and all of its outstanding 12 1/2% Senior Subordinated Notes (the "Notes") due 2003. There is $315,000,000 principal amount of Notes outstanding.
      The tender offer will expire at 5:00 p.m., New York City time on Tuesday, April 13, 1999, unless extended or earlier terminated. The consent solicitation will expire at 5:00 p.m., New York City time on Friday, March 26, 1999, unless extended.
      Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain covenants and certain provisions relating to events of default and amend certain other related provisions. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.
     The purchase price for each $1,000 principal amount of Notes validly tendered and not revoked on or prior to the expiration date of the tender offer will be (i) the price, calculated in accordance with standard market practice, based on the assumption that the Notes will be redeemed at $1,062.50 per $1,000 principal amount of Notes on the earliest redemption date, August 1, 2000, and that the yield to the earliest redemption date is equal to the sum of (x) the yield to maturity on the 5 3/8% U.S. Treasury Note due July 31, 2000, as calculated by the Dealer Managers for the tender as of 12:00 p.m., New York City time, on the second business day immediately preceding the scheduled expiration date of the offer, plus (y) 0.50% (50 basis points), minus (ii) $20.00.
Holders who validly tender Notes will also be paid accrued and unpaid interest up to but not including the date of payment for the Notes.
     If the requisite number of consents required to amend the indenture is received and the tender offer is consummated, Isle of Capri Casinos, Inc. will make a consent payment of $20.00 per $1,000 principal amount of Notes for which consents have been validly delivered and not revoked on or prior to the termination date of the consent solicitation. Holders who validly tender their Notes after the termination date of the consent solicitation will receive only the purchase price for the Notes but not the consent payment.
     The purchase price for the Notes and the consent payment are expected to be paid promptly following the expiration date for the tender offer.
     The terms of the tender offer and consent solicitation, including the conditions to Isle of Capri Casinos' obligations to accept the Notes and consents tendered and given and pay the purchase price and consent payments, are set forth in Isle of Capri Casinos' Offer to Purchase and Consent solicitation, dated March 15, 1999. One of the conditions is the obtaining of financing. The Company expects that financing for the tender offer, if available, will come from a combination of a private debt offering and a new bank credit facility. Such offerings, if any, of debt securities of the Company will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an application exemption from the registration requirements of the Securities Act of 1933. Isle of Capri Casinos may amend, extend or terminate the tender offer and consent solicitation at any time in its sole discretion without making any payments with respect thereto.
     Merrill Lynch & Co. and Wasserstein Perella & Co. are the Dealer Managers for the tender offer and the Solicitation Agents for the consent solicitation. Questions or requests for assistance may be directed to Merrill Lynch & Co. (telephone: 888-654-8637) or Wasserstein Perella & Co. (telephone:
800-344-6456). Requests for documentation may be directed to D. F. King, the Information Agent (telephone: 800-431-9629).
     Isle of Capri Casinos, Inc. owns and operates six riverboat, dockside and land-based casinos at five locations, including the Isle of Capri Casino, Crowne Plaza Resort in Biloxi, Mississippi; the Isle of Capri Casino & Hotel in Vicksburg, Mississippi; the Isle of Capri Casino & Hotel in Bossier City, Louisiana; two riverboats operating as the Isle of Capri Casino in Lake Charles, Louisiana, and (through a 57% owned subsidiary) the Isle of Capri Casino in Black Hawk, Colorado. The Company also operates Pompano Park Harness Racing Track in Pompano Beach, Florida and through a joint venture, the Enchanted Capri cruise ship sailing from New Orleans, Louisiana.
     This press release may be deemed to contain forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing and other regulatory approvals, the availability of financing, development and construction activities, permits, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ended April 26, 1998.


SOURCE  Isle of Capri Casinos, Inc.

Web Site:  http://www.theislecorp.com
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